CUSIP NO. 74154N-10-8            Schedule 13G/A                     Page 1 of 18

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 1)(1)

                                   PrimaCom AG
--------------------------------------------------------------------------------
                                (Name of issuer)

                          American Depositary Receipts
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   74154N-10-8
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                December 22, 1999
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)


                       (Continued on the following pages)

                              (Page 1 of 18 Pages)


--------------------------------
         (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  74154N-10-8                13G/A                   PAGE 2 OF 18 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS

      Advent International Corporation
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [x]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER

       SHARES              NONE
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER

        EACH               NONE
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH
                           NONE
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           NONE
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

                           NOT APPLICABLE
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           0.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

                           CO, IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  74154N-10-8                13G/A                   PAGE 3 OF 18 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS

      Advent International Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [x]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER

       SHARES              NONE
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER

        EACH               NONE
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH
                           NONE
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           NONE
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

                           NOT APPLICABLE
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           0.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

                           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  74154N-10-8                13G/A                   PAGE 4 OF 18 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS

      Advent Global Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [x]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER

       SHARES              NONE
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER

        EACH               NONE
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH
                           NONE
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           NONE
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

                           NOT APPLICABLE
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           0.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

                           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  74154N-10-8                13G/A                   PAGE 5 OF 18 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS

      Advent Crown Fund C.V.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [x]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   PLACE OF ORGANIZATION

      The Netherlands
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER

       SHARES              NONE
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER

        EACH               NONE
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH
                           NONE
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           NONE
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

                           NOT APPLICABLE
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           0.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

                           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  74154N-10-8                13G/A                   PAGE 6 OF 18 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS

      Global Private Equity II Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [x]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER

       SHARES              NONE
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER

        EACH               NONE
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH
                           NONE
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           NONE
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

                           NOT APPLICABLE
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           0.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

                           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  74154N-10-8                13G/A                   PAGE 7 OF 18 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS

      European Special Situations Fund Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [x]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER

       SHARES              NONE
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER

        EACH               NONE
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH
                           NONE
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           NONE
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

                           NOT APPLICABLE
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           0.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

                           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  74154N-10-8                13G/A                   PAGE 8 OF 18 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS

      Kabelgate Limited Liability Company
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [x]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   PLACE OF ORGANIZATION

      Massachusetts
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER

       SHARES              NONE
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER

        EACH               NONE
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH
                           NONE
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           NONE
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

                           NOT APPLICABLE
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           0.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

                           OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  74154N-10-8                13G/A                   PAGE 9 OF 18 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS

      Advent Global GECC Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [x]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER

       SHARES              NONE
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER

        EACH               NONE
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH
                           NONE
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           NONE
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

                           NOT APPLICABLE
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           0.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

                           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  74154N-10-8                13G/A                  PAGE 10 OF 18 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS

      Global Private Equity II-Europe Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [x]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER

       SHARES              NONE
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER

        EACH               NONE
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH
                           NONE
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           NONE
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

                           NOT APPLICABLE
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           0.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

                           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  74154N-10-8                13G/A                  PAGE 11 OF 18 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS

      Global Private Equity II - PGGM Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [x]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER

       SHARES              NONE
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER

        EACH               NONE
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH
                           NONE
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           NONE
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

                           NOT APPLICABLE
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           0.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

                           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  74154N-10-8                13G/A                  PAGE 12 OF 18 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS

      Advent Partners Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [x]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER

       SHARES              NONE
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER

        EACH               NONE
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH
                           NONE
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           NONE
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

                           NOT APPLICABLE
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           0.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

                           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  74154N-10-8                13G/A                  PAGE 13 OF 18 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS

      Advent International Investors II Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [x]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   PLACE OF ORGANIZATION

      Massachusetts
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER

       SHARES              NONE
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER

        EACH               NONE
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH
                           NONE
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           NONE
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

                           NOT APPLICABLE
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           0.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

                           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  74154N-10-8                13G/A                  PAGE 14 OF 18 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS

      Advent International Investors III Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [x]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER

       SHARES              NONE
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER

        EACH               NONE
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH
                           NONE
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           NONE
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

                           NOT APPLICABLE
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           0.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

                           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 74154N-10-8            Schedule 13G/A                    Page 15 of 18


ITEM 1.

         (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in PrimaCom AG a German joint stock company (the "Corporation"). The address of the principal executive office of the Corporation is An der Ochse nwiese3, 55124 Mainz, Germany.

ITEM 2.

         (a) (b) (c) This statement is being filed by the following entities:

                  (1) Advent International Corporation, a Delaware limited corporation;
                  (2) Advent International Limited Partnership, a Delaware limited partnership;
                  (3) Advent Global Management Limited Partnership, a Delaware limited partnership;
                  (4) Advent Crown Fund C.V., a Netherlands limited partnership;
                  (5) Global Private Equity II Limited Partnership, a Delaware limited partnership
                  (6) European Special Situations Fund Limited Partnership, a Delaware limited partnership;
                  (7) Kabelgate Limited Liability Company, a Massachusetts limited liability company;
                  (8) Advent Global GECC Limited Partnership; a Delaware limited partnership;
                  (9) Global Private Equity II-Europe Limited Partnership, a Delaware limited partnership;
                  (10) Global Private Equity II-PGGM Limited Partnership, a Delaware limited partnership;
                  (11) Advent Partners Limited Partnership, a Delaware Limited Partnership;
                  (12) Advent International Investors II Limited Partnership, a Massachusetts limited partnership and;
                  (13) Advent International Investors III Limited Partnership, a Delaware limited partnership;

         The entities listed in subparagraph (1) through (13) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

         (d) (e) This statement relates to the American Depositary Shares ("ADS"). Two ADS's represent one ordinary share, (the "Ordinary Share") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such American Depositary Shares is 74154N-10-8.

CUSIP NO. 74154N-10-8            Schedule 13G/A                    Page 16 of 18


ITEM 3. FILING PURSUANT TO RULE 13d-1(b), OR 13b-2(b) OR (c).

         This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c). This statement is being filed pursuant to rule 13d-1(c).


ITEM 4.  OWNERSHIP.

         (a) (b) (c) Each of Reporting Persons beneficially owns zero (0) Ordinary Shares and zero (0)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [x].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
ANOTHER PERSON.

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

CUSIP NO. 74154N-10-8            Schedule 13G/A                    Page 17 of 18


ITEM 10. CERTIFICATION.

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


January 10, 2000

Advent Crown Fund C.V.
By:  Advent International L.P., General Partner
By:  Advent International Corp., General Partner
By:  Janet L. Hennessy
     Vice President                     /s/ Janet L. Hennessy
                                        -----------------------------------


Global Private Equity II Limited Partnership
By:  Advent International L.P., General Partner
By:  Advent International Corp., General Partner
By:  Janet L. Hennessy
     Vice President                     /s/ Janet L. Hennessy
                                        -----------------------------------


European Special Situations Fund Limited Partnership
By:  Advent International L.P., General Partner
By:  Advent International Corp., General Partner
By:  Janet L. Hennessy
     Vice President                     /s/ Janet L. Hennessy
                                        -----------------------------------


Advent Global GECC Limited Partnership
By:  Advent Global Management L.P., General Partner
By:  Advent International L.P., General Partner
By:  Advent International Corp., General Partner
By:  Janet L. Hennessy
     Vice President                     /s/ Janet L. Hennessy
                                        -----------------------------------


Global Private Equity II-Europe Limited Partnership
By:  Advent International L.P., General Partner
By:  Advent International Corp., General Partner
By:  Janet L. Hennessy
     Vice President                     /s/ Janet L. Hennessy
                                        -----------------------------------

CUSIP NO. 74154N-10-8            Schedule 13G/A                    Page 18 of 18


Global Private Equity II-PGGM Limited Partnership
By:  Advent International L.P., General Partner
By:  Advent International Corp., General Partner
By:  Janet L. Hennessy
     Vice President                     /s/ Janet L. Hennessy
                                        -----------------------------------


Advent Partners Limited Partnership
By:  Advent International Corp., General Partner
By:  Janet L. Hennessy
     Vice President                     /s/ Janet L. Hennessy
                                        -----------------------------------


Advent International Investors II Limited Partnership
By:  Advent International Corp., General Partner
By:  Janet L. Hennessy
     Vice President                     /s/ Janet L. Hennessy
                                        -----------------------------------


Advent International Investors III Limited Partnership
By:  Advent International Corp., General Partner
By:  Janet L. Hennessy
     Vice President                     /s/ Janet L. Hennessy
                                        -----------------------------------